Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Units consisting of one (1) share of Common Stock, par value $0.0001 per share, and one (1) Warrant exercisable to purchase one (1) share of Common Stock, par value $0.0001 per share	10,000,000	$2.00	$20,000,000	$2,204.00
Shares of Common Stock, included as part of the Units	10,000,000
Common Stock Purchase Warrants to purchase common stock, included as part of the Units (2)	10,000,000
Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of the Warrants (3)(4)	10,000,000	$2.50	$25,000,000	$2,755
Total				$4,959.00

(1)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate Offering Price.
(2)	In accordance with Rule 457(i) promulgated under the Securities Act, because the shares of our Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.
(3)	We are issuing one (1) Common Stock Purchase Warrant (the “Warrants”), each exercisable to purchase one (1) share of our common stock, par value $0.0001 (“Common Stock”) as part of the units offered hereunder (the “Units”). Each Unit consists of: (i) one (1) share of Common Stock; and (ii) one (1) Warrant. The Warrants are exercisable for a period of five (5) years from the date of issuance to purchase one (1) additional share of Common Stock at a price of $2.50 per share.
(4)	No additional registration fee is payable pursuant to Rule 457(g) promulgated under the Securities Act.